Exhibit 99.7

INVESTOR FAQs

Q: Why do you think now is the right time to sell the company? You’ve been building momentum over the past 5 years and finally becoming a growth concept – why not capture more of that value creation for shareholders?

A: We believe this transaction maximizes value for shareholders by delivering immediate and certain value at an attractive premium. We’re excited about the partnership with RaceTrac, and we believe the offer price compensates shareholders for the momentum we see in the growth of our business. $17.12 represents a 47% premium to Potbelly’s 90-day volume-weighted average price as of September 9, 2025. We’re grateful to our investors for their investment and support and we’re excited to cap their investment with such compelling returns.

Q: Should we view the company choosing to sell now as an admission that the initiatives for growth in upcoming quarters and years is not as strong as anticipated or that franchisee demand for the brand is slowing?

A: Absolutely not. We believe the offer price and multiple of trading and future earnings implied by the offer shows that RaceTrac clearly sees the continued momentum. As discussed during our recent quarterly call, we have seen the momentum continue.

Q: Did the board evaluate continuing as a standalone company, pursuing a different strategic partnership, or exploring other growth acceleration strategies before accepting the offer from RaceTrac?

A: Yes, of course. The decision to entertain and ultimately accept this proposal is rooted in the objective review of the value creation for the shareholders. We believe this transaction maximizes value by delivering immediate and certain value at an attractive premium.

Q: Is $17.12 per share truly fair value given your current growth trajectory? Why are we accepting what appears to be a discount? If we were on track to accelerate growth, shouldn’t that be reflected in a higher valuation?

A: RaceTrac is paying for the current and anticipated future growth of the company. We believe this transaction maximizes value by delivering immediate and certain value at an attractive premium.

Q: How was the $17.12 figure arrived at? What peers or precedent transactions were used to value the company?

A: The $17.12 figure represents the future value of the company after continued growth over the coming years.

Q: If the board believed that $17.12 was a fair value for the company, why have they not allowed you to more aggressively buy back shares in recent quarters?

A: We’ve been executing our SRP under the parameters put in place through a 10b5.1 plan several quarters ago. As you know such plans are designed to govern the share repurchase activities without the untimely intervention of the board or management – in the interest of protecting the shareholders. We executed that plan and are pleased to have shared our repurchase results over the previous several quarters.

Q: Is there a “go-shop” provision in the agreement? Who are you expecting to solicit additional bids from?

A: No. The merger agreement contains a customary “no shop.” Please refer to the merger agreement we filed on Form 8-K on September 10, 2025 for additional details.

Q: How will Potbelly benefit from joining RaceTrac? How will Potbelly’s neighborhood sandwich shop concept integrate with RaceTrac’s convenience store model?

A: RaceTrac is one of America’s largest private companies with tremendous success and resources in the multi-unit, multi-market consumer facing retail. RaceTrac has stated that its current plans are to buy Potbelly for the sake of continuing the growth trajectory that we’ve already begun. One can see clearly their strengths in the areas of real estate, supply chain, talent development and leadership, franchising and technology. Moreover, they have a very strong balance sheet and the ability to support even further acceleration of growth here at Potbelly. We are excited to be a part of the RaceTrac family and look forward to accelerated growth at Potbelly.

Q: Will your restaurant management team remain the same? What operational changes can our team members and franchise partners expect?

A: We have had multiple conversations with RaceTrac leadership including the CEO, Natalie Morhous, regarding the future of Potbelly and their foremost objectives are to continue to grow and even accelerate the growth of Potbelly as well as maintain and strengthen the Potbelly brand and culture. We believe that our team will remain largely the same, especially as we operate to support our franchisees and their growth. I also believe that our franchisees will enjoy and appreciate being part of such a large and successful family business. After all, franchisees themselves are primarily family businesses as well.

Q: RaceTrac operates primarily as a fuel and C-store retailer – how will you preserve Potbelly’s unique neighborhood sandwich shop experience?

A: RaceTrac has stated that its objective is to keep growing Potbelly as the brand we are today. I’m sure we will be able to take advantage of the towering strength in real estate, especially in the southeast where we’re developing with our franchisees and their exclusive Shop Development Areas.

Q: You mentioned this transaction helps you “accelerate” your growth plan – what is RaceTrac providing that allows you to accelerate your growth plan that you did not already have as a standalone company?

A: We believe RaceTrac’s resources will allow Potbelly to be able to further accelerate our growth and create additional opportunities for our team members and franchise partners. Not only that, but RaceTrac is also significantly larger than Potbelly with a healthy balance sheet and other scaled resources we might not have achieved for years to come. We’re excited about the partnership and focus on growth.

Additional Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) described above has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the Offer materials that RaceTrac, Inc. (“RaceTrac”) and Hero Sub Inc. (“Merger Sub”) will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. A solicitation and offer to buy outstanding shares of Potbelly Corporation (the “Company”) common stock will only be made pursuant to the Offer materials that RaceTrac and Merger Sub intend to file with the SEC. At the time the Offer is commenced, RaceTrac and Merger Sub will file a tender offer statement on Schedule TO, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the Offer.

THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of the Company at no expense to them under the “SEC Filings” section of the Company’s website at https://investors.potbelly.com, and (once they become available) will be mailed to the stockholders of the Company free of charge. The information contained in, or that can be accessed through, the Company’s website is not a part of, or incorporated by reference in, this communication. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by the Company with the SEC for free on the SEC’s website at www.sec.gov, or under the “SEC Filings” section of the Company’s website at https://investors.potbelly.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by RaceTrac and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Such forward-looking statements include those relating to the ability to complete, and the timing of completion of, the transactions contemplated by an Agreement and Plan of Merger, dated as of September 9, 2025, by and among the Company, RaceTrac and Merger Sub (the “Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of the Company’s common stock that will be tendered in the Offer; (iii) the risk of legal proceedings that may be instituted related to the Merger Agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger of Merger Sub with and into the Company (the “Merger”) may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the Merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; (viii) RaceTrac’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the Company; (ix) competition; (x) the effectiveness of the Company’s marketing strategies; (xi) general economic conditions including any impact from inflation; (xii) the Company’s ability to successfully implement its business strategy; (xiii) the success of the Company’s franchisees; (xiv) the success of the Company’s initiatives to increase sales and traffic, including the success of the Company’s franchising initiatives; (xv) changes in commodity, energy, labor and other costs; (xvi) compliance with covenants in the Company’s credit facility; (xvii) the Company’s ability to attract and retain management and employees and adequately staff its restaurants; (xviii) consumer reaction to industry-related public health issues and perceptions of food safety; (xix) the Company’s ability to manage its growth; (xx) reputational and brand issues; (xxi) price and availability of commodities; (xxii) consumer confidence and spending patterns; and (xxiii) weather conditions. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the SEC from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 29, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are available on the investor relations page of the Company’s website at https://investors.potbelly.com. The Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, the Company expressly disclaims any intent or obligation to update or revise publicly any forward-looking information or statements.